------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0287
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

FONG                     HENRY
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

2401 PGA BLVD, SUITE 280-F
--------------------------------------------------------------------------------
                                    (Street)

PALM BEACH GARDENS       FLORIDA                 33410
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

IMAGINON, INC.
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

###-##-####
================================================================================
4. Statement for Month/Year

JANUARY 1999
================================================================================
5. If Amendment, Date of Original (Month/Year)

JANUARY 1999
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

      CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER WITHIN PAST 90 DAYS
      ---------------------------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE          01/15/99       M               221,400     A      $1.00
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE          01/16/99       X               704,600     A(5)   $.46125
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE          01/19/99       S               221,400     D      $7.2634
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE          01/21/99       S               10,000      D      $5.08    990,600       D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE          01/19/99       S               323,182     D      $6.64    0             I         SEE(1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE          01/21/99       S               148,636     D      $4.00    0             I         SEE(2)
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        $1.00    01/15    M               71,    4/13/    4/13     COMMON    71,              0         D
WARRANT                       1999                    400    1997     2002     STOCK     400
(RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        $1.00    01/15    M               150,   4/13/    4/13     COMMON    150,             0         D
WARRANT                       1999                    000    1997     2002     STOCK     000
(RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        $.46125  01/27    A(3)      704,         IMMED    N/A      COMMON    704,     (4)               D
WARRANT                       1998              600                            STOCK     600
(RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK        $.46125  01/16    X               704,   IMMED    N/A      COMMON    704,             0         D
WARRANT                       1999                    600                      STOCK     600
(RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Sold by a corporation in which reporting person is an officer and director.
(2) Sold by a partnership in which reporting person is a general partner. Reporting person has no pecuniary interest with respect to the shares and disclaims beneficial ownership.
(3) Acquisition of a warrant assumed under Rule 16b-3(d)(1) pursuant to a merger.
(4)  Consideration paid through rendering consulting service.
(5) Represents an exempt exercise of a warrant under Rule 16b-6(b) as described in footnote (3).
AMENDED TO CORRECT INFORMATION INADVERTENTLY OMITTED FROM ORIGINAL FILING.


/S/ HENRY FONG                                           FEBRUARY 10, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.